EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-184760 and 333-208391 on Form S-8 of Southcross Energy Partners, L.P., and Registration Statement No. 333-222501 on Form S-4 and 333-222810 on Form S-3 of American Midstream Partners, LP of our report dated March 1, 2018 relating to the consolidated financial statements of Southcross Energy Partners, L.P. and subsidiaries (the “Partnership”) (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the pending merger of the Partnership with American Midstream Partners, LP) appearing in this Annual Report on Form 10-K of Southcross Energy Partners, L.P. for the year ended December 31, 2017.

/s/ Deloitte & Touche LLP

Dallas, Texas
March 1, 2018